[PricewaterhouseCoopers LLP Letterhead]

Exhibit 15.1

December 5, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated August 7, 2003 and October 30, 2003 on our reviews of interim financial information of NII Holdings, Inc. (the “Company”) for the three-month and six-month periods ended June 30, 2003 and the three-month and nine-month periods ended September 30, 2003, respectively, and included in the Company’s quarterly reports on Form 10-Q for the quarters then ended are incorporated by reference in its Registration Statement on Form S-3 dated December 5, 2003.

Very truly yours,

/s/PricewaterhouseCoopers LLP